Exhibit 99.1

CONSENT OF MICHAEL F. MACLEAN

Research Alliance Corporation III intends to file an Amendment No. 2 to the Registration Statement on Form S-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

May 12, 2026

By:	/s/ Michael F. MacLean
Name: Michael F. MacLean